
                      ACCENT COLOR SCIENCES, INC.
                     (A DEVELOPMENT STAGE COMPANY)
              CALCULATION OF PRO FORMA EARNINGS PER SHARE

                                             For the year   For the year
                                                 ended          ended
                                             December 31,   December 31,
                                                 1996           1995
   Pro forma net loss (1)                 $(13,416,000)   $(4,083,000)
   Calculation of pro forma weighted
   average common shares
     outstanding (2):
        Common Stock                         3,603,430      1,813,320
        Cheap Stock(3)                       1,431,275      2,422,751
        Conversion of Series A Preferred
        Stock                                1,328,718      1,362,312
        Conversion of Series III
        Debentures, including accrued
        interest(4)                            592,643        564,598

             Total                           6,956,066      6,163,341

   Pro forma net loss per share                 $(1.93)         $(.66)


     (1) Adjusted to give effect to the conversion of Series III Debentures at the beginning of the period, as if the interest, amortization of the discount and amortization of other financing expenses were not incurred.
     (2) Common share equivalents (stock options and warrants) are excluded from the computation as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options and warrants issued and common stock, convertible debt and convertible preferred stock sold in the twelve months preceding the initial filing date of the offering's registration statement have been included in the calculation as if outstanding for 1995 and for the period January 1, 1996 through September 30, 1996 using the treasury stock method and the initial public offering price of $8.00 per share.
     (3)  See attached calculation.
     (4) Included as if the conversion of the Series III Debentures occurred at the beginning of the period, including shares issued for settlement of accrued interest.

                      ACCENT COLOR SCIENCES, INC.
                     (A DEVELOPMENT STAGE COMPANY)
                      CALCULATION OF CHEAP STOCK

                                       Shares      Price       Total
Year ended December 31, 1995
Common Stock purchased - private
placement                          2,625,000    $4.00     $10,500,000
Options issued                       605,250     3.67       2,219,250
Options issued                       647,850     4.00       2,591,400
Warrants issued (net of exercised)   569,505     3.67       2,088,185
Warrants issued                       45,000     8.00         360,000
Placement agent warrants issued      300,000     4.00       1,200,000

     Total                         4,792,605              $18,958,835

Initial public offering price                                      $8
Shares assumed repurchased                                  2,369,854
Less: shares assumed issued                                 4,792,605

Cheap stock                                                 2,422,751

Year ended December 31, 1996
Common Stock purchased - private
placement                          1,911,696    $4.00      $7,646,784
Options issued                       605,250     3.67       2,219,250
Options issued                       647,850     4.00       2,591,400
Warrants issued (net of exercised)   287,985     3.67       1,055,945
Warrants issued                       45,000     8.00         360,000
Placement agent warrants issued      300,000     4.00       1,200,000

     Total                         3,797,781              $15,073,379

Initial public offering price                                      $8

Shares assumed repurchased                                  1,884,172
Less: shares assumed issued                                 1,797,781

Cheap stock                                                 1,913,609

Days outstanding during the year
ended December 31, 1996                                     273

Weighted average cheap stock
outstanding                                                 1,431,275
